UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 30, 2004

REMY INTERNATIONAL, INC.

(Exact name of Registrant as specified in its charter)

Delaware	1-13683	35-1909253
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2902 Enterprise Drive		46013
Anderson, Indiana		(Zip Code)
(Address of principal executive offices)

(765) 778-6499

(Registrant’s Telephone Number, Including Area Code)

DELCO REMY INTERNATIONAL, INC.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 – Other Events.

Effective September 30, 2004, the stockholders of Remy International, Inc. (“Remy International”) formed a new holding company, Remy Worldwide Holdings, Inc. (“Remy Holdings”), to own all of the outstanding stock of Remy International. As a result, Remy International is now a wholly-owned subsidiary of Remy Holdings and the stockholders of Remy International became stockholders of Remy Holdings with the same number and class of shares and percentage ownership of Remy Holdings that they held previously in Remy International. Remy International will continue to be the issuer of its outstanding notes and the reporting company with the Securities and Exchange Commission.

In conjunction with the formation of the new holding company, all of the outstanding shares of Remy International’s Series A Preferred Stock were cancelled. The cancellation is reflected in Remy International’s consolidated balance sheet as a reclassification of the Preferred Stock to Paid in Capital, which increased Remy International’s stockholders’ equity approximately $335 million, which was the amount attributable to the outstanding Series A Preferred Stock as of September 30, 2004. Since the Preferred Stock of Remy International was cancelled, the accretion of Preferred Stock dividends will no longer be reflected in the financial statements of Remy International, effective October 1, 2004.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 25, 2004	REMY INTERNATIONAL, INC.

By: /s/ Rajesh K. Shah
	Name:	Rajesh K. Shah
	Title:	Executive Vice President and
Chief Financial Officer